UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-35610 (Commission file number)	26-4753208 (IRS Employer Identification No.)

4105 E. Madison Street, Suite 320, Seattle, Washington 98112
(Address of principal executive offices and zip code)

(206) 325-6086
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 5.02 is incorporated herein by reference.

Item 1.02 Termination of Material Definitive Agreement

The information set forth in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2013, Kyle Guse was appointed as our Chief Financial Officer, General Counsel and Secretary. Mr. Guse will serve as the Company’s principal accounting and principal financial officer.

Mr. Guse, age 49, brings to the Company more than 20 years of experience counseling life sciences and other rapid growth companies through all aspects of finance, corporate governance, securities laws and commercialization. Mr. Guse has practiced law at several of the largest international law firms, including from January 2012 through January 2013 as a partner at Baker Botts LLP, prior to that, from October 2007 to January 2012, as a partner at McDermott Will & Emery LLP and previously as a partner at Heller Ehrman LLP. Mr. Guse began his career as an accountant at Deloitte & Touche and he is a licensed Certified Public Accountant in the state of California.

Mr. Guse earned a B.S. in Business Administration, an M.B.A. from California State University, Sacramento, and a J.D. from Santa Clara University School of Law.

Mr. Guse has no family relationships with any other executive officers or any directors of the Company, and has no arrangements or understandings with any other persons (other than with our directors or officers acting solely in their capacities as such) pursuant to which he was selected as an officer. There are no transactions in which Mr. Guse has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Guse’s appointment as Chief Financial Officer, General Counsel and Secretary, pursuant to his employment agreement, Mr. Guse will receive an initial annual salary of $225,000 and will be eligible to receive an annual cash bonus in an amount up to 40% of base salary. Mr. Guse will also receive a new hire and relocation bonus totaling $65,000 which is payable upon the Company completing a qualified capital raising transaction with gross proceeds to the Company of at least $3,000,000 within twelve months of Mr. Guse’s hire. On January 4, 2013, Mr. Guse was awarded an option to purchase a total of 500,000 shares of our common stock with an exercise price of $4.11 per share which was the closing price of our common stock on the Nasdaq Capital Market on January 4, 2013, the date of Mr. Guse’s commencement of employment, with 95,000 of such shares being granted under our 2010 Stock Option and Incentive Plan and 405,000 of such shares being granted outside our 2010 Stock Option and Incentive Plan but subject to all of the terms and conditions of such plan. The options will vest over a four-year period with 25% vesting on the first anniversary of Mr. Guse’s commencement of employment and the remainder vesting quarterly over the following three years. The options will expire 10 years from the date of grant. The employment agreement with Mr. Guse provides that upon termination without “cause” or his resignation for “good reason” (as such terms are defined), Mr. Guse will be eligible to receive a severance payment equal to his then-current annual base salary, payable over six months, a pro-rated annual bonus and acceleration of vesting of 50% of his then unvested equity awards. In addition, in the event Mr. Guse’s employment is terminated without “cause” or he resigns for “good reason” within 12 months of a change of control, Mr. Guse will be eligible to receive a severance payment equal to two times his then current base salary, payable in a lump sum, and acceleration of vesting of 100% of his then unvested equity awards.

In connection with Mr. Guse’s appointment, we also entered into an Indemnification Agreement with Mr. Guse, effective January 4, 2013, in the same form as has previously been entered into with our other executive officers and directors. The Indemnification Agreement generally requires us to indemnify Mr. Guse against liabilities incurred in the performance of his duties to us to the maximum extent permitted by applicable law. Our standard form of Indemnification Agreement is filed as Exhibit 10.5 to our Amended Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 21, 2012.

Effective as of January 4, 2013, the agreement between the Company and its interim Chief Financial Officer, Christopher Benjamin, was terminated and Mr. Benjamin no longer serves as our interim Chief Financial Officer, principal accounting officer and principal financial officer. Mr. Benjamin continues to consult to the Company on accounting matters on an as-needed basis.

Item 9.01	Financial Statements and Exhibits.

None

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOSSA GENETICS INC.

Date: January 4, 2013	By:	/s/ Steven C. Quay
Steven C. Quay, M.D., Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

None